                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             SAGE LABORATORIES, INC.
                                       AT
                              $17.50 NET PER SHARE
                                       BY
                             FIL ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                                  FILTRONIC PLC


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED.


         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED BELOW) REPRESENTING AT LEAST 66 2/3% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF SAGE LABORATORIES, INC. (THE "COMPANY") ON A FULLY DILUTED BASIS (AS DEFINED BELOW) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THIS OFFER TO PURCHASE. HOLDERS OF 267,180 ISSUED AND OUTSTANDING SHARES, CONSTITUTING APPROXIMATELY 24.6% OF THE OUTSTANDING SHARES AND 27.4% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, HAVE AGREED TO SELL THEIR SHARES TO THE PURCHASER (AS DEFINED BELOW) AT THE CLOSING OF THE OFFER.

         THE BOARD OF DIRECTORS OF THE COMPANY HAVING DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER (AS DEFINED BELOW) AND THE MERGER (AS DEFINED BELOW), AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                           -------------------------

                                    IMPORTANT


         Any stockholder desiring to tender all or any portion of such stockholder's shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined below) and either deliver the certificate(s) for such tendered shares to the Depositary along with the Letter of Transmittal or tender such shares pursuant to the procedures for book-entry transfer set forth in section 3 of this Offer to Purchase, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such shares.

         A stockholder who desires to tender shares and whose certificate(s) for shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, and who cannot deliver all required documentation, may tender such shares by following the procedures for guaranteed delivery set forth in section 3 of this Offer to Purchase.

         Questions and requests for assistance may be directed to the information agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent or to brokers, dealers, commercial banks or trust companies.

                            -------------------------

                     The Information Agent for the Offer Is:


                               MORROW & CO., INC.
May 19, 1998

TO THE HOLDERS OF COMMON STOCK OF
SAGE LABORATORIES, INC.

                                  INTRODUCTION

         FIL Acquisition Corp., a Massachusetts corporation (the "Purchaser") and a wholly-owned subsidiary of Filtronic plc, a public limited company organized under the laws of England and Wales ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Sage Laboratories, Inc., a Massachusetts corporation (the "Company"), at $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together constitute the "Offer").

         Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See
Section 2. The Purchaser will pay all charges and expenses of Morrow & Co., Inc., as Information Agent (the "Information Agent"), and State Street Bank and Trust Company, as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST 66 2/3% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (AS DEFINED BELOW) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. CARL A. MARGUERITE, JOHN
E. MILLER AND JANUSZ J. MAJEWSKI, WHO OWN 254,180, 12,000 AND 1,000 ISSUED AND OUTSTANDING SHARES, RESPECTIVELY, CONSTITUTING APPROXIMATELY 24.6% OF THE OUTSTANDING SHARES AND 27.4% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND ARE OFFICERS OR DIRECTORS OF THE COMPANY, HAVE AGREED TO SELL THEIR SHARES CONTEMPORANEOUSLY WITH THE CLOSING OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15. "FULLY DILUTED BASIS" SHALL INCLUDE FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL STOCK OPTIONS THAT ARE OR WILL BE FULLY VESTED, CURRENTLY EXERCISABLE AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME (AS DEFINED BELOW) AND CONVERSION OF CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES THAT CAN BE CONVERTED OR ACQUIRED PRIOR TO THE EFFECTIVE TIME.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 13, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, the Purchaser and the Company will be merged (the "Merger"). The entity surviving the Merger is hereinafter referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised under the Massachusetts Business Corporation Law (the "BCL") (the "Dissenting Shares")) not held in the treasury of the Company or owned by any subsidiary of the Company, Parent, the Purchaser or any subsidiary of Parent or the Purchaser, will be converted into and represent the right to receive $17.50 in cash or any higher price that may be paid per Share in the Offer (the "Per Share Amount"), without interest. See
Section 13.

         THE BOARD OF DIRECTORS OF THE COMPANY, HAVING DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         KPMG Inc. ("KPMG") has delivered to the Company's Board of Directors its written opinion that the cash consideration of $17.50 per Share to be received by the public stockholders of the Company pursuant to the Offer and the Merger is fair, from a financial point of view, to the public stockholders of the Company. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 which is being distributed to the Company's stockholders.

         The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Parent or Purchaser, as applicable, pursuant to the Offer, Parent from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Board of Directors of the Company as will give Parent or Purchaser, as applicable, subject to compliance with
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), up to that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors described below) equal to the percentage of then outstanding Shares owned by Parent or Purchaser, and the Company shall, at such time, cause Parent's or Purchaser's designees, as applicable, to be so elected by its existing Board of Directors; provided, however, that in the event that such designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of execution of the Merger Agreement and who are neither officers of the Company nor affiliates of Parent or Purchaser (the "Independent Directors"); and provided further that if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers or affiliates of the Company or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election of Parent's or Purchaser's designees, prior to the Effective Time, any amendment or termination of the Merger Agreement or waiver of any of the Company's rights thereunder shall require the concurrence of a majority of the Independent Directors.

         The Company has informed the Purchaser that as of May 18, 1998 there were 1,085,265 Shares outstanding and 177, 300 Shares reserved for issuance pursuant to outstanding options, warrants and convertible debentures (of which 123,500 Shares are or will be fully vested, presently exercisable and outstanding immediately prior to the Effective Time). Based on such number of outstanding Shares, options, warrants and convertible debentures, if the Purchaser acquires at least 476,944 Shares as a result of the Offer and 328,900 Shares pursuant to the Stockholder Agreements (as defined below) assuming the issuance of 64,000 Shares upon exercise of options, it will own 66 2/3% of the outstanding Shares on a Fully Diluted Basis. In such event the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. Mr. Marguerite, Mr. Miller and Mr. Majewski, who own 267,180 issued and outstanding Shares in the aggregate and 64,000 Shares presently exercisable pursuant to option plans, constituting approximately 24.6% of the outstanding Shares and 27.4% of the outstanding Shares on a Fully Diluted Basis, have agreed to sell their Shares contemporaneously with the consummation of the Offer. If the Purchaser acquires 90% or more of the outstanding Shares in the Offer, the Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the BCL, without the action of any other stockholder of the Company.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

         1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as defined below) and not theretofore withdrawn as permitted by Section 4. The term "Expiration Date" means 5:00 P.M., New York City time, on Wednesday, June 17, 1998, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined in Section 15). Subject to the provisions of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive or reduce to a majority of the outstanding shares on a Fully Diluted Basis the Minimum Condition or to waive any or all of the other conditions of the Offer. If, by 5:00 P.M., New York City time, on Wednesday, June 17, 1998, or any subsequent Expiration Date, any or all of such conditions have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) delay acceptance for payment of, or payment for, the Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer. Under the terms of the Merger Agreement, the Purchaser may not (except as described in the next sentence), without the prior written consent of the Company, (i) decrease the Per Share Amount or the form of consideration payable in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) waive or reduce below a majority of the outstanding Shares on a Fully Diluted Basis the Minimum Condition or (iv) impose additional conditions to the Offer or extend the Offer. See Section 13. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer or (iii) if all conditions to the Purchaser's obligation to accept for payment and pay for Shares are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares on a Fully Diluted Basis, for an aggregate period of not more than ten (10) business days (for all such extensions) beyond the latest Expiration Date that would be permitted under clause (i) or (ii) of this sentence.

         Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn and, subject to clause (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

         The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later

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
than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or other financial news service.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         In connection with the Offer, the Company has provided or will provide the Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         2. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 below) as soon as practicable after the latest to occur of (a) the Expiration Date, and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser, and such determination shall be final and binding on all tendering stockholders. See
Section 15.

         The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as described in Section 3), (ii) a properly completed and duly executed

Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

         If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with the Book-Entry Transfer Facility as permitted by Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

         If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment prior to such increase in the consideration.

         The Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of the Purchaser or Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         3. PROCEDURE FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

         Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

         If a certificate representing Shares is registered in the name of a person other than the signer of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

         Book-entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

         Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a) such tender is made by or through an Eligible Institution;

         (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery (enclosed herewith), substantially in the form provided by the Purchaser; and

         (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (as defined below) is open for business.

         The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), (ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates representing Shares or confirmations of book-entry transfers of such Shares are actually received by the Depositary.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, and its determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Purchaser. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

         Other Requirements. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 19, 1998), effective if, when and to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

         The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

         TO PREVENT BACKUP WITHHOLDING OF FEDERAL INCOME TAX ON PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL.

         4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn on or after July 20, 1998.

         For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

         If the Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

         Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 3 at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

         5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between such stockholder's adjusted tax basis for the Shares such stockholder sells in such transaction and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than 18 months on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger) (which gain will be entitled to be taxed at a 20% maximum federal income tax rate in the case of stockholders who are individuals). If such Shares were held for more than one year but not more than 18 months, any gain will be mid-term gain (which gain will be entitled to be taxed at a 28% maximum federal income tax rate in the case of stockholders who are individuals) and any loss will be available as an offset first against the holder's mid-term gains; if any, and then against other long-term capital gains. Recently enacted legislation includes substantial changes to the federal taxation of capital gains recognized by individuals and special rules (and generally lower maximum tax rates) apply to individuals in lower tax brackets. The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner described above.

         Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a stockholder who is not a citizen or resident of the United States or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares or of debentures convertible into Shares.

         The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or foreign income and other tax laws.

         6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed on the Nasdaq National Market System for trading in the over-the-counter market (the "Nasdaq National Market") under the symbol "SLAB." The following table sets forth, for the periods indicated, the high and low per Share sales prices on The Nasdaq National Market as reported by published financial sources. The Company paid cash dividends in October of 1995, 1996 and 1997 in the amount of 10 cents per share.


                                           1997                         1996                         1995

                              High          Low              High         Low                High         Low
First Quarter                 17            14               23           11 4/5             10 3/10      7 4/5
Second Quarter                16 5/8        12 1/4           22           18 1/10            10 1/5       8 4/5
Third Quarter                 15 1/4        13               20 1/4       14 3/4              9 3/5       8 9/10
Fourth Quarter                14 3/4        12 3/4           18 3/4       15 1/8             12           9 3/5


         On May 12, 1998, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing per Share sales price on the Nasdaq National Market was $12.50. On May 15, 1998, the last trading day prior to commencement of the Offer for which information was available, the closing per Share sales price on the Nasdaq National Market was $17.19. Stockholders are urged to obtain a current market quotation for the Shares.

         7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

         The Shares are currently listed and traded on the Nasdaq National Market, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market and may cease to be authorized for quotation on such market. Pursuant to new maintenance criteria, beginning February 22, 1998 issuers on the Nasdaq National Market are required to have (i) (A) at least 750,000 publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $5 million, (D) a minimum bid price per share of $1, and (E) net tangible assets of at least $4 million or (ii) (A) at least 1.1 million publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $15 million, (D) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million (each for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (E) a minimum bid price per share of $5, and (F) at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

         If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

         In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

         The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. According to the Company, as of April 30, 1998, there were 222 holders of record of the Shares.

         The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

         8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser nor Parent has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

         The Company was incorporated in 1955 under the laws of the Commonwealth of Massachusetts under the name "Sage Laboratories, Inc." The Company's principal executive offices are located at 11 Huron Drive, East Natick Industrial Park, Natick, Massachusetts 01760 and its telephone number is (508) 653-0844. According to the Company's filings with the Commission the Company develops, manufactures, distributes and markets electronic systems and sub-systems of specialized microwave components and subsystems used in applications such as cellular base stations, point-to-point radio links, satellite communications, aircraft landing and guidance, medical diagnostics and treatment, radar and weapons guidance.

         Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 28, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the Commission and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.


               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                      Fiscal Year Ended
                                                    Nine Months Ended                       June 30,
                                                 -----------------------       ---------------------------------
                                                 March 28,     March 29,
                                                    1998         1997          1997          1996          1995
                                                 --------      ---------     -------        -------       ------
STATEMENT OF OPERATIONS:
  Net Sales...............................         $7,339       $6,744       $ 8,934        $ 9,769       $9,154
  Operating income (loss).................            388          775           780          2,341        2,158
  Net earnings (loss).....................            368          615           692          1,609        1,389
  Net earnings (loss) per share...........           0.34         0.52          0.59           1.38         1.20
BALANCE SHEET:
  Total assets............................        $12,278      $12,937       $12,996        $13,028      $11,611
  Total liabilities.......................          2,457        2,313         2,285          2,931        3,122
  Shareholders' equity....................          9,821       10,625        10,711         10,096        8,488


         Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER. The Purchaser is a newly formed Massachusetts corporation and a wholly-owned subsidiary of Parent. To date, the Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

         Until immediately prior to the time that the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of the Purchaser is The Waterfront, Salts Mill Road, Saltaire, Shipley, West Yorkshire, England BD18 3TT, and its telephone number is 011-44-1274-530622.

         Parent is an established supplier of customized microwave devices to the rapidly growing cellular radio equipment market. Parent designs, manufactures and supplies sophisticated technically complex devices for mobile telecommunications systems. The products comprise an integral part of base stations and are comparable with all widely-used cellular systems. Customers include the world's leading manufacturers of cellular radio network infrastructure. Parent also designs, manufactures and supplies RF and microwave components and integrated subsystems for airborne and shipborne electronic warfare and countermeasure systems.

         Parent is a public limited company organized under the laws of England and Wales. Its registered offices are located at The Waterfront, Salts Mill Road, Saltaire, Shipley, West Yorkshire, England BD18 3TT, and its telephone number is 011-44-1274-530622. The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Annex I and Annex II hereto, respectively.

         None of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on Annex I or Annex II hereto, or any associate or majority-owned subsidiary of Parent, the Purchaser or any of the persons so listed, owns or has the right to acquire any Shares (except pursuant to the Stockholder Agreement and Option described in Section 13)or has effected any transaction in the Shares during the past 60 days.

         Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Annex I or Annex II hereto, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

         10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Parent and the Purchaser to purchase all Shares that may be tendered pursuant to the Offer and in the Merger, and to pay related fees and expenses, is estimated to be approximately $20.1 million.

         The Purchaser will obtain all such funds from Parent or its affiliates. Parent has sufficient financial resources to satisfy its and the Purchaser's obligations under the Offer and the Merger Agreement. This Offer is not conditioned upon any financing arrangements.

         11. CONTRACTS WITH THE COMPANY; BACKGROUND OF THE OFFER. On February 5, 1998, Parent contacted the Company to solicit Company's interest in being acquired by Parent. On February 12, 1998, Parent and the Company executed a confidentiality agreement regarding the furnishing of non-public information concerning the Company to Parent. Parent then commenced its due diligence review, with meetings with the

Company on February 12 and 13, 1998. From time to time thereafter, Parent continued to conduct discussions with the Company's management and representatives concerning matters related to the acquisition proposal.

         At a regular scheduled meeting of the Board of Directors of Parent, which was held on February 26, 1998, the directors of Parent first formally considered the proposal to acquire the Company, although no formal action in this regard was proposed or taken at the meeting. On March 26 and 27, 1998, members of the Board of Directors of Parent and the Company met in Natick, Massachusetts to further discuss the proposed acquisition. Parent's Board of Directors again considered the matter at the regular scheduled meeting of Parent's Board of Directors held in March and authorized the proper officer of Parent to present a proposal for the acquisition of the Company. Thereafter, on April 2, 1998, Parent delivered to the Company a letter containing a non-binding indication of interest to acquire the Company in an all cash transaction at a price of $16.00 per Share.

         The Company retained a financial advisor, Katahdin Investment Partnership LLP ("Katahdin"), to assist the Company in evaluating and negotiating a transaction with Parent. Throughout April and early May, the Company conferred with Katahdin as to the offer by Parent and continued negotiations with Parent. On April 22 and 23, 1998, representatives of the Company met with representatives of Parent at the offices of Parent in Shipley, West Yorkshire, England to further discuss the terms of the proposed acquisition.

         At a regular scheduled meeting of the Board of Directors of Parent held on May 1, 1998, the Board of Directors of Parent authorized the proper executive officers to proceed with such acquisition, at a price of $17.50 per Share to be further approved by Parent's Board.

         On May 1, 1998, Parent submitted its non-binding proposal to acquire the Company in an all-cash tender offer at a price of $17.50 per Share, subject to the negotiation of definitive documentation. On May 4, 1998, the Board of Directors of the Company held a meeting to consider the proposal and authorized management to proceed subject to the approval of the Company's Board of the definitive acquisition agreement. The Company's Board of Directors also engaged KPMG to render a fairness opinion. On May 5, 1998, counsel for Parent and the Company commenced negotiations on the form of a draft merger agreement. Representatives of Parent conducted an on-site due diligence review on May 7 and 8, 1998. Counsel for Parent and the Company continued their negotiations concerning the Merger Agreement and completed final negotiations on such document on May 13, 1998.

         On May 13, 1998, the Board of Directors of the Company held a meeting of its Board of Directors to consider the Offer, the Merger and the Merger Agreement. KPMG delivered its oral opinion to the Company's Board (subsequently confirmed in writing) that, as of such date, the cash consideration of $17.50 per Share proposed to be paid to the public stockholders of the Company in the Offer and the Merger was fair, from a financial point of view, to the public stockholders of the Company. Thereafter, the Company's Board of Directors, by unanimous vote of the directors present, approved the Offer, the Merger and the Merger Agreement and determined to recommend the Offer and the Merger to the Company's stockholders. A representative of the Company then contacted Parent to inform it of the Board's determination.

         On May 13, 1998, the Board of Directors of Parent also held a telephonic meeting to consider the Offer, the Merger and the Merger Agreement and approved the merger and determined to recommend the merger to its stockholders.

          The Merger Agreement and the Stockholder Agreement were executed by the respective parties on May 13, 1998. A joint press release announcing the execution of the Merger Agreement was released by the parties on such day.

         12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS

         Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent and to provide stockholders with cash for all of their Shares.

         Under the BCL and the Company's Restated Articles of Organization, the approval of the Board of Directors of the Company and the affirmative vote of a 66 2/3% of the holders of outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the BCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder. Mr. Marguerite, Mr. Miller and Mr. Majewski, who collectively own 267,180 issued and outstanding Shares and 64,000 Shares issuable pursuant to stock option plans, constituting approximately 24.6% of the currently outstanding Shares and 27.4% of the Shares on a Fully Diluted Basis, have agreed to tender their Shares in the Offer.

         The Merger Agreement provides that, if approval of the Merger by the stockholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of stockholders for the purpose of obtaining stockholder approval of the Merger, and the Company, through its Board of Directors, will recommend to stockholders that such approval be given.

         Short Form Merger. If the Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve such merger without a vote of the stockholders (a "short-form merger"). In the event that all of the conditions to the Purchaser's obligation to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered or purchased pursuant to the Stockholders Agreement is less than 90% of the outstanding Shares on a Fully Diluted Basis, the Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) without the consent of the Company. Additionally, the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. See Section 1. Parent is obligated to effect a merger, whether or not it acquires 90% or more of the Shares. If the Purchaser does not acquire at least 90% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the BCL.

         Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. Carl A. Marguerite, Chairman and Chief Executive Officer of the Company, David McIntosh (an employee of Parent who will be appointed Chief Technical Officer of the Company), and two Independent Directors who will be appointed at the Effective Time, will be the initial directors of the Surviving Corporation, and the officers of the Company and such other persons as are designated by Parent will be the initial officers of the Surviving Corporation. Upon completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

         Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

         Massachusetts Business Combination Statute. In general, Chapter 110F (the "Massachusetts Business Combination Statute") of the Massachusetts General Laws prohibits any Person who is an "interested shareholder," including an owner of 5% or more of the outstanding voting stock of a corporation, from engaging in certain "business combinations" (including the Merger) with certain corporations for a period of three years following the time at which such person became an interested stockholder, unless (a) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (1) persons who are directors and also officers and (2) employee stock plan in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The requirements of the Massachusetts Business Combination Statute do not apply under a number of circumstances including if (i) the corporation fails to satisfy the "Massachusetts nexus" of having a principal executive office or substantial assets in Massachusetts and either 10% or more of its shareholders residing in Massachusetts or 10% or more of its shares owned by Massachusetts residents, (ii) the corporation's original articles of organization contain a provision expressly electing not to be governed by this Statute or (iii) if the Corporation adopts a by-law within 90 days after the effective date of this statute expressly electing not to be governed thereby. According to publicly available information, the Company's Restated Articles of Organization and By-Laws do not contain such provisions.

         The Company has represented in the Merger Agreement that its Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Chapter 110F, such that the provisions of Section 1 of Chapter 110F will not apply to the Offer and such transactions because of such board approval.

         Massachusetts Control Share Acquisition Statute. Massachusetts has also enacted a control share acquisition statute (Chapter 110D of the Massachusetts General Laws) that provides, in general, that shares of a widely held Massachusetts corporation acquired in a control share acquisition (as defined in the statute) will not have voting rights unless, among other things, voting rights for such shares are approved by a vote of the shareholders of the corporation, not including those holding such shares. Excluded from the definition of "control share" acquisition," is, among other things, an acquisition by merger or tender offer pursuant to a merger agreement to which the Massachusetts corporation is a party. Since the Company is a party to the Merger Agreement the Massachusetts control share acquisition statute is inapplicable to the acquisition of Shares in the Offer or the Merger.

         Dissenters' Rights. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company who do not vote in favor of the merger may have certain rights under the BCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares (the "Dissenting Shares"). Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a rate of interest determined by a court from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value and the rate of interest of the Shares, a Massachusetts court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

         In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Massachusetts law, including any duties to minority stockholders imposed upon a controlling or, if applicable, majority stockholder. Upon consummation of the Merger more detailed information regarding the availability of Dissenter's Rights may be provided.

         THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE BCL.

         The foregoing description of the BCL, including the descriptions of the merger provisions, the Massachusetts Business Combination Statute, the control share acquisition statute and dissenters' rights, is not necessarily complete and is qualified in its entirety by reference to the applicable statutes.

         Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser or Parent seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of such transaction.

         13.      THE MERGER AGREEMENT; STOCKHOLDER AGREEMENTS.

         THE MERGER AGREEMENT

         The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 referred to in
Section 18, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the respective meanings set forth in the Merger Agreement.

         The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Parent will not
(i) decrease the price per share or form of consideration payable in the Offer,
(ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) waive or reduce to a majority of the outstanding shares on a Fully Diluted Basis below a majority of the outstanding Shares the Minimum Condition or (iv) impose additional conditions to the Offer or extend the Offer. However, if on the initially scheduled Expiration Date any of the conditions to the Offer shall not have been satisfied or waived, Parent may, without the consent of the Company, extend the Expiration Date for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer. The Merger Agreement provides that if, immediately prior to the Expiration Date, as it may be extended, if as of such date all of the conditions to Parent's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the Shares tendered and not withdrawn pursuant to the Offer are less than 90% of the outstanding Shares on a Fully Diluted Basis, Parent or Purchaser may extend the Offer for a period of not more than 10 business days.

         The Merger. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions set forth therein, at the Effective Time, Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation as a direct subsidiary of Parent. At the election of Parent, the Company may be merged into Purchaser.

         The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (i) if required by applicable law, the Merger Agreement shall have been approved and adopted by the stockholders of the Company within the meaning of, and in accordance with, applicable law and the Company's Articles of Organization and by-laws; (ii) no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger and (iii) the Purchaser shall have made the Offer on the terms and conditions set forth in the Merger Agreement and shall have purchased, or caused to be purchased, all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer. The obligations of Parent and Purchaser to consummate the Merger are further subject to the satisfaction of the condition that the Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

         At the Effective Time of the Merger, (i) each issued and outstanding Share (other than Shares that are held by stockholders properly exercising dissenters' rights under the BCL and those referred to in clause (ii) below) shall be canceled and retired and be converted into the right to receive in cash the price paid in the Offer (the "Merger Consideration"), (ii) each Share owned by (A) the Company, (B) Parent or Purchaser, (iii) any Subsidiary of the Company, Parent or Purchaser immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto and (iv) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         The Company's Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Purchaser, pursuant to the Offer, Parent from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Board of Directors of the Company as will give Parent or Purchaser, as applicable, subject to compliance with Section 14(f) of the Exchange Act, up to that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors described below) equal to the percentage of then outstanding Shares owned by Parent or Purchaser, and the Company shall, at such time, cause Parent's or Purchaser's designees, as applicable, to be so elected by its existing Board of Directors; provided, however, that in the event that such designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two Independent Directors; and provided further that if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers or affiliates of the Company or officers or affiliates of Parent or any of its Subsidiaries, and such Persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election of Parent's or Purchaser's designees, prior to the Effective Time, any amendment or termination of the Merger Agreement or waiver of any of the Company's rights thereunder shall require the concurrence of a majority of the Independent Directors.

         Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call and convene a meeting of its stockholders as promptly as practicable after expiration of the Offer to consider and vote upon the approval of the Merger Agreement and the Merger and all other necessary matters (the "Company Proposals"). The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, file with the Commission and, when cleared by the Commission, will mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to vote upon the Company Proposals, or an information statement, as appropriate, satisfying all requirements of the Exchange Act. If Parent acquires at least two-thirds of the Shares, it will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

         The Merger Agreement provides that in the event that Parent acquires at least 90% of the Shares, pursuant to the Offer or otherwise, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Merger, without a meeting of stockholders of the Company, in accordance with the BCL.

         Options. Each option to purchase Shares granted pursuant to the Options Plans (as defined below) and outstanding immediately prior to the Effective Time shall in accordance with their terms, at the Effective Time, become the right to receive, upon the exercise thereof as provided in the option, the Merger Consideration for each Share subject to such option. Parent and the Company shall take all actions necessary to provide that at the Effective Time, each Company Option (as defined below) surrendered for cash by the holder thereof shall be canceled. In consideration of such cancellation, and, except to the extent that Parent or Purchaser and the holder of any such Company Option otherwise agree, Parent shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and
(2) the number of Shares subject thereto immediately prior to the Effective Time, less applicable withholding taxes (the "Option Consideration"). "Company Option" means any option to purchase Shares granted pursuant to the 1997 Incentive Stock Option Plan and Director Stock Option Plan (collectively, the "Option Plans") to the extent that it is outstanding and exercisable immediately prior to the Effective Time. The surrender of a Company Option to the Surviving Corporation in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option.

         Each holder of an exercisable or non-exercisable option that is not surrendered for cancellation shall, at the Effective Time, be given the opportunity to convert such options into options to purchase ordinary shares of Parent, determined by multiplying the number of such options by the Per Share Amount and dividing the result by the then market value of a share of the ordinary shares of Parent as of the Effective Time. The exercise price of each such new option shall be determined by multiplying the exercise price of each such non-surrendered option at the Effective Time, by a fraction, the numerator of which is the then fair market value of the ordinary shares of Parent at the Effective Time and the denominator of which is the Per Share Amount. Notwithstanding the foregoing, Parent shall not be required to take any action which would require registration under the Securities Act or cause it to violate such Securities Act or any applicable state securities law, but Parent shall take such action as may be reasonable to provide such conversion opportunity on or following the Effective Time without having to register under or violate the Securities Act or such other law.

         Except as otherwise agreed to by the parties: (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time and (ii) the Company shall take all commercially reasonable action in an effort to provide that following the Effective Time no participant in any stock option plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation and to terminate all such plans.

         Covenants. Pursuant to the Merger Agreement, the Company has agreed that, after the date of execution of the Merger Agreement and prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, except as expressly permitted by the Merger Agreement or with the prior written approval of Parent:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to its parent or (B) if the Offer has not been consummated, any annual dividend payable in October of 1998 in an amount consistent with that paid in October 1997, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof);

                  (c) amend its Articles of Organization, by-laws or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof;

                  (e) mortgage or otherwise encumber or subject to any Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer, grant an option in respect of or otherwise dispose of any material properties or assets;

                  (f) amend, modify or waive any material term of any outstanding security of the Company and its Subsidiaries;

                  (g) incur, assume, guarantee or become obligated with respect to any Indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations, other than in the ordinary course of business and consistent with past practice;

                  (h) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $100,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property;

                  (i) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

                  (j) make any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $7,500 to any one Person or $25,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

                  (l) (i) provide to any current or former director, officer or employee of the Company or any of its Subsidiaries any material increase in compensation or benefits or any severance payment or other benefit not required under the terms of an existing Plan, except for employees who are not officers or directors in the ordinary course of business consistent with past practice,
(ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of the Option Plans or the provision of any tax gross-up), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee;

                  (m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

                  (n) authorize any of, or commit or agree to take any of, the foregoing actions.

         No Solicitation. The Merger Agreement provides that (a) the Company shall not, directly or indirectly, through any officer, director or employee, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate or encourage or take any other action to facilitate the institution of any inquiries or proposals regarding any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any Person in connection with any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Neither the Company nor the Board of Directors of the Company shall be prevented, however, from considering, negotiating, discussing, approving entering into agreements with respect to and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement that constitutes a Superior Proposal (as defined below), provided that the Board of Directors of the Company determines in good faith (after consultation with and based upon the advise of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties to the Company's stockholders; and provided, further, that the Company shall keep Parent informed, on a current basis, as to the status and details of any such consideration, negotiations or discussions and shall, upon receipt, provide Parent with copies of all correspondence, offers and written communications received by it with respect thereto. Nothing contained in the Merger Agreement shall prohibit the Board of Directors of the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. An "Acquisition Proposal" means any of the following involving the Company or any of its Subsidiaries (other than the entering into or consummation of the Merger and the other transactions contemplated by the Merger Agreement): (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantial assets (other than assets held in inventory for resale in the ordinary course of business) of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the acquisition by any Person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act), that beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of the Company, or the acquisition by any Person or "group" that, as of the date hereof, beneficially owns 20% or more of the outstanding shares of capital stock of the Company of beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of the Company; (f) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of stock dividend or a distribution of assets of any kind to the holders of such capital stock (except as permitted in the Merger Agreement); (g) the repurchase by the Company or any of its Subsidiaries of Shares; or (h) any agreement to, or public announcement by the Company or any other Person, entity or group of a proposal, plan or intention to, do any of the foregoing.

A "Superior Proposal" means any bona fide proposal relating to an Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation, including KPMG) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation, including KPMG) of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

                  The Board of Directors of the Company at any time prior to the time of acceptance for payment of at least two-thirds of the Shares pursuant to the Offer may withdraw, modify or change any such recommendations to the extent that the Board of Directors of the Company (i) determines in good faith after consultation with and based upon the advice of outside legal counsel that it is required to so withdraw, modify or change its recommendation in order to discharge properly its fiduciary duties to the Company's stockholders under applicable law and (ii) the Company has received in writing a Superior Proposal, which is then pending, which the Board of Directors of the Company has determined to recommend to the stockholders of the Company.

         Indemnification And Insurance. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to the transactions contemplated by the Merger Agreement to the extent provided under the Company's Articles of Organization and by-laws in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. In addition, for three years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof; provided that in satisfying this obligation, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, and if the Surviving Corporation is unable to obtain such insurance, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         Representations And Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser that with respect to, among other things, its organization, capitalization, authority relative to the Merger, public filings, financial statements, property, litigation, compliance with laws, employee benefit plans, tax matters, insurance, labor matters, intellectual property, environmental matters and brokers' fees.

         Termination; Fees. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company described therein:

         (a)      by mutual written consent of the Company and Parent;

         (b)      by either the Company or Parent,

                  (i) if the Merger shall not have been consummated by October 31, 1998; provided, however, that the right to terminate the Merger Agreement under this clause
                           (b)(i) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of the Merger Agreement;

                  (ii) if Parent or Purchaser shall have terminated the Offer in accordance with its terms and conditions without purchasing any Shares pursuant thereto;

                  (iii) if there shall be any law or regulation that makes payment of, or payment for Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree is entered enjoining Parent, the Purchaser or the Company from paying for the Shares pursuant to the Offer or consummating the Merger and, in the case of any action brought other than by a Governmental Entity, such judgment, injunction, order or decree shall become final and non-appealable; or

                  (iv)     if the Company shall have accepted a Superior
                           Proposal; or



         (c)      by Parent,

                  (i) if at the meeting of the stockholders of the Company or any adjournment at which the approval or the Merger Agreement and the transactions contemplated therein is voted upon, the approval of the stockholders of the Company (the "Company Stockholder Approval") shall not have been obtained (provided that the right to terminate under this clause (c)(i) shall not be available to Parent where the failure to obtain such Company Stockholder Approval shall have been caused by (A) the failure of Parent or Purchaser to vote its Shares in favor of the Merger or (B) if it is legally able to do so because of its control of the Company's Board of Directors, failure to call or convene a meeting of the Stockholders of the Company to vote on the Merger;

                  (ii) if the Board of Directors of the Company (i) withdraws, modifies or changes its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or Purchaser, (ii) shall have initiated, entered into or recommended to the stockholders of the Company any Acquisition Proposal (including a Superior Proposal) or (iii) shall have resolved to do any of the foregoing; or

                  (iii) prior to the purchase of the Shares pursuant to the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company shall have become untrue (except, in all cases, where the failure to be so true and correct would not have a Company Material Adverse Effect (as defined below)) (a "Terminating Company Event"); provided, however, that, if such Terminating Company Event is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than 30 days after Parent's notification of the Company of the occurrence of such Terminating Company Event), Parent may not terminate the Merger Agreement under this clause (c)(ii); or

         (d)      by the Company,

                  (i) if there has been a breach of any representation, warranty, covenant or agreement on the part of Parent and Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent and Purchaser shall have become untrue (except, in all cases, where the failure to be so true and correct would not have a Parent Material Adverse Effect (as defined below)) ("Terminating Parent Event"); provided, however, that, if such Terminating Parent Event is curable by Parent and Purchaser through the exercise of its reasonable best efforts and for so long as Parent and Purchaser continue to exercise such reasonable best efforts (but in no event longer than 30 days after the Company's notification of Parent of the occurrence of such Terminating Parent Event), the Company may not terminate the Merger Agreement under this clause (d); or

                  (ii) if the Purchaser has not commenced the Offer within five business days of the date on which the Purchaser's intention to honor the Offer is publicly announced,

                  (iii) if at a meeting of the shareholders of the Parent or any adjournment thereof at which the approval of the shareholders of the Parent to the acquisition by the Parent of the Company is voted upon, such approval shall not have been obtained by the requisite vote required.

         "Company Material Adverse Effect" means an event that could not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole, (ii) impair the ability of any party hereto to perform its obligations under the Merger Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by the Merger Agreement. "Parent Material Adverse Effect" means an event that would impair the ability of Parent and Purchaser to perform their respective obligations under the Merger Agreement or prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement.

         Except as otherwise set forth in the next sentence, pursuant to the Merger, all Expenses incurred in connection with the Merger and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not any transaction contemplated thereby is consummated. The Company also agreed in the Merger Agreement that, if

                  (i) Parent shall terminate the Merger Agreement pursuant to the provisions described in clauses (b)(iv),
                           (c)(ii) and (c)(iii) above, or the Company shall terminate the Merger Agreement pursuant to the provisions described in clause (b)(iv) above; or

                  (ii) Parent shall terminate the Merger Agreement pursuant to the provisions described in clause (c)(i) above or shall terminate the Offer because the Minimum Condition is not satisfied and at the time the Company Stockholder Approval in the case of a termination pursuant to the provisions described in clause (c)(i) above was voted upon or the Offer was so terminated, as the case may be (A) there was announced or commenced an Acquisition Proposal and the Company shall have either (x) executed an agreement to engage in the same or (y) the Board of Directors of the Company shall not have recommended against such Acquisition Proposal and maintained such recommendation in effect or (B) there was announced an Acquisition Proposal with a third party and the Company shall have initiated, recommended or entered into an agreement to engage in, an Acquisition Proposal with such third party or an affiliate thereof within 12 months after the date of the Company Stockholder Meeting or the termination of the Offer, as the case may be; or

                  (iii) Parent shall terminate the Offer because the condition to the Offer described in Section 15(iv)(f) hereof shall exist;

                  then promptly after such termination (or, with respect to clause (ii)(B) above, upon engaging in such Acquisition Proposal or agreement) the Company shall pay to Parent an amount equal to (i) in the case of a termination by Parent pursuant to the provisions of clause (c)(ii) above or the termination event referred to in clause (b)(iii) above, 3% of the amount of the consideration to be paid to the stockholders of the Company hereunder and (ii) in the case of a termination pursuant to the provisions of clauses (c)(i) and (ii) above, or the termination events referred to in clause (b)(ii) above, that amount which is equal to the greater of (x) 3% of the amount of the consideration to be paid to the stockholders of the Company hereunder and (y) the excess of the amount which the stockholders of the Company who are parties to a Stockholder Agreement would receive in any Superior Proposal over the amount to be paid to such stockholders hereunder, but in no event shall such amount exceed 5% of such consideration to be paid to the stockholders of the Company.

         Parent agreed in the Merger Agreement that, if

                  (i) Company shall terminate the Merger Agreement pursuant to the provisions of clauses (d)(i), (d)(ii) or
                           (d)(iii) above; or

                  (ii) Parent shall terminate the Offer because the condition described in Section 15 (iii) is not satisfied;

                  then promptly after such termination, Parent shall pay to the Company an amount equal to $250,000.


         Stockholder Agreements. Carl A. Marguerite, John E. Miller and Janusz
J. Majewski, who own 254,180, 12,000 and 1,000 issued and outstanding Shares, respectively, constituting approximately 24.6% of the outstanding Shares and 27.4% of the Shares on a Fully Diluted Basis, have each agreed to sell their Shares contemporaneously with the closing of the Offer. In the event that the Company is required to pay to the Purchaser a break-up fee as described in this
Section 13, Messrs. Marguerite, Miller and Majewski have agreed, under certain circumstances, to pay to the Purchaser a portion of the merger consideration that such stockholders receive as part of a Superior Proposal.

         14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that neither the Company nor any of the Company Subsidiaries will (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (ii) declare, pay or set aside any dividend or other distribution in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company to its parent (other than if the Offer has not been consummated, any annual dividend payable in October of 1998 in an amount consistent with that paid in October 1997) or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities thereof.

         15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser, shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) any Shares tendered if:

         (i) the Minimum Condition (as defined below) shall not have been satisfied;

         (ii) the period of time for any review process by the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 of Title VII of the Defense Production Act of 1950 as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 in relation to the determination of any threat to national security shall not have expired, and CFIUS shall have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the transactions contemplated by the Merger Agreement;

         (iii) the shareholders of Parent shall not have approved the acquisition of the Company by Parent;

         (iv) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                  (a) there shall have been instituted by any government or Governmental Entity, any action or proceeding before any Governmental Entity (including such Governmental Entity instituting or initiating such action or proceeding): (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the

Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser or Parent pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Share; or (v) which otherwise has a Company Material Adverse Effect or which relates to the transactions contemplated by the Merger Agreement and has a Parent Material Adverse Effect;

                  (b) there shall have been any action taken, or any law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to
(i) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any government or Governmental Entity, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) there shall have occurred any change, condition, event or development that has a Company Material Adverse Effect;

                  (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Entity of the United States on the extension of credit by banks or other lending institutions or (iv) a commencement of a war or material armed hostilities or other national or international calamity involving the United States;

                  (e) the Company or any of its Subsidiaries shall have sustained a loss or interference with its business by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which will, in the reasonable opinion of Parent, make it inadvisable or impractical to proceed with the Offer;

                  (f) (i) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that beneficial ownership of 20% of more of the then outstanding Shares has been acquired by any Person, other than Parent or any of its affiliates or any other Person not required to file a
Schedule 13D under the rules promulgated under the Exchange Act or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer or the Merger or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                  (g) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all respects (except, in all cases, where the failure to be so true and correct would not have a Company Material Adverse Effect) as of the expiration of the Offer, except for (i) changes specifically contemplated by the Merger Agreement and
(ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date);

                  (h) the Company shall not have performed or complied in all material respects with all obligations, agreements and covenants of the Company to be performed or complied with by it under the Merger Agreement;

                  (i) the Merger Agreement shall have been terminated in accordance with its terms; or

                  (j) Parent and the Company shall have agreed that Parent or Purchaser, as applicable, shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

         For purposes hereof, the term "Minimum Condition" shall mean at least two-thirds of the Shares outstanding on a Fully Diluted Basis (including for purposes of such calculation all Shares issuable upon exercise of all stock options that are or will be fully vested, currently exercisable or outstanding immediately prior to the Effective Time, and conversion of convertible securities or other rights to purchase or acquire Shares that can be converted or purchased prior to the Effective Time) being validly tendered and not withdrawn prior to the expiration of the Offer.

         The Parent is a public limited company listed on the London Stock Exchange (the "LSE"). The rules and regulations of the LSE require shareholder approval of acquisitions by companies listed thereon if the level of net assets of the listed company and the consideration to be paid in the proposed acquisition meet specified criteria. The Merger meets such criteria and, therefore, is subject to approval by a vote of the stockholders of Parent.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         16.      CERTAIN LEGAL MATTERS.

         General. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

         State Takeover Laws. The Company is incorporated under the laws of the Commonwealth of Massachusetts. In general, Section 3 of Chapter 110C of the Massachusetts General Laws prohibits any offeror from making a takeover bid if he and his associates and affiliates are directly or indirectly the beneficial owners of 5% or more of the issued and outstanding equity securities of any class of the target company, any of which, were purchased within one (1) year before the proposed takeover bid, and the offeror, before making any such purchase, failed to publicly announce his intention to gain control of the target company, or otherwise failed to make fair, full, and effective disclosure of such intention to the persons from whom he acquired such securities. Section 1 of Chapter 110C of the Massachusetts General Laws defines a takeover bid and indicates it does not include any takeover bid to which the target company consents, by action of its Board of Directors, if such Board of Directors has recommended acceptance thereof to shareholders and the terms thereof, including any inducements to officers or directors which are not made available to all shareholders have been furnished to the shareholders. The Company has represented that its Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Section 1 and Section 3 of Chapter 110C of the Massachusetts General Laws, such that the provisions of
Section 1 and the restrictions contained in Section 3 of the Massachusetts General Laws will not apply to the Offer and such transactions. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

         The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor the Purchaser knows whether any or all of these other takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Sections 1 and 3 of Chapter 110C of the Massachusetts General Laws, neither Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

         17. FEES AND EXPENSES. The Purchaser has retained Morrow & Co, Inc. to act as the Information Agent and State Street Bank and Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

         Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

         18. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         No person has been authorized to give any information or make any representation on behalf of Parent, the Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


         Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                                           FIL ACQUISITION CORP.
May 19, 1998

                                     ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                     AND EXECUTIVE OFFICERS OF FILTRONIC PLC

         The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Parent, each executive officer of Parent and the executive officers of certain of Parent's subsidiaries. Unless otherwise indicated, positions held shown in the following table are positions with Parent. Except for Professor Stephen Burbank, each such person is a citizen of the United Kingdom. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.


                                                                                  Present Principal
                                                                               Occupation or Employment
Name and Position Held               Current Business Address              and Five-Year Employment History
----------------------               ------------------------              --------------------------------
Professor John David Rhodes         The Waterfront                        Since prior to 1993, Professor Rhodes
Executive Chairman,                 Salts Mill Road, Saltaire             has been the Executive Chairman of
OBE, FEng, FRS                      Shipley, West Yorkshire               Parent.  Professor Rhodes is a non-
                                    England  BD18 3TT                     executive director of Henderson
                                                                          Technology Trust plc and holds
                                                                          directorships of Isotek (Holdings)
                                                                          Limited and Bradford City Holdings
                                                                          Limited.  Professor Rhodes also holds a
                                                                          special part-time Industrial
                                                                          Professorship at Leeds University.

John Samuel                         The Waterfront                        Since prior to 1993, Mr. Samuel has
Financial Director                  Salts Mill Road, Saltaire             been the Financial Director of Parent.
                                    Shipley, West Yorkshire               Mr. Samuel is also a director of Ilkley
                                    England  BD18 3TT                     Toy Museum Limited and Photarc
                                                                          Surveys Limited.

Rhys Williams                       The Waterfront                        Mr. Williams became a Non-Executive
Non-Executive Director              Salts Mill Road, Saltaire             Director of Parent in 1994. Mr. Williams
                                    Shipley, West Yorkshire               is also Chairman of LaserScan Holdings, plc. Electron
                                    England  BD18 3TT                     Technologies Limited, Radstone Technology plc,
                                                                          ProChancellor and Chairman of Council of Warwick
                                                                          University and holds directorships of Acal plc, TransTec
                                                                          plc and The Cable Group Limited. From prior to 1993
                                                                          through 1997, Mr. Williams was also a director of
                                                                          Eurotherm plc.

                                                                                 Present Principal
                                                                              Occupation or Employment
Name and Position Held                    Current Business Address         and Five-Year Employment History
----------------------                    ------------------------         --------------------------------
Richard Blake                       The Waterfront                        Mr. Blake became a non-executive
Non-Executive Director              Salts Mill Road, Saltaire             director of Parent in 1994. Since prior
                                    Shipley, West Yorkshire               to 1993, Mr. Blake was a Chartered
                                    England  BD18 3TT                     Accountant and partner with Baker Tilly
                                                                          until he retired in 1993. He remained a
                                                                          non-executive Chairman of Baker Tilly
                                                                          through 1995.


Professor Stephen Burbank           The University of Pennsylvania        Professor Burbank became a non-
Non-Executive Director                 School of Law                      executive director with Parent in 1994.
                                    3400 Chestnut Street                  He is currently the David Berger
                                    Philadelphia, PA 19103                Professor for the Administration of
                                                                          Justice at the University of
                                                                          Pennsylvania Law School in
                                                                          Philadelphia, Pennsylvania.

Christopher Schofield               The Waterfront                        Mr. Schofield joined Parent in 1995 as
Company Secretary and               Salts Mill Road, Saltaire             the Company Secretary and Solicitor.
Solicitor                           Shipley, West Yorkshire               Prior to that time, Mr. Schofield was a
                                    England  BD18 3TT                     solicitor and partner with Ralph C.
                                                                          Yablon, Temple-Milnes & Carr.  Mr.
                                                                          Schofield is also a solicitor and partner
                                                                          with Schofield Sweeney.

                                    ANNEX II

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                     AND EXECUTIVE OFFICERS OF THE PURCHASER

         The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United Kingdom. The current business address of each of the officers of the Purchaser is The Waterfront, Salts Mill Road, Saltaire, Shipley, West Yorkshire England BD 18 3TT. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.


                                                           PRESENT PRINCIPAL
                                                      OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                              AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                              --------------------------------

Professor David Rhodes....................                          *
President

John Samuel...................................                      *
Treasurer

Christopher Schofield.........................                      *
Clerk and Director



* Please see the information set forth in Annex I.

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                       STATE STREET BANK AND TRUST COMPANY


                                                  By Express Mail or
         By First Class Mail:                     Overnight Courier:                           By Hand:
         --------------------                     ------------------                           --------
      State Street Bank and Trust            State Street Bank and Trust               Securities Transfer and
                Company                                Company                         Reporting Services, Inc.
       Corporate Reorganization                Corporate Reorganization                  c/o Boston EquiServe
             P.O. Box 9572                       70 Campanelli Drive                   Corporate Reorganization
         Boston, MA 02205-9572                   Braintree, MA 02184                    55 Broadway, 3rd Floor
                                                                                          New York, NY 10006


         Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                909 Third Avenue
                            New York, New York 10022
                          (212) 754-8000 (call collect)
                                       or
                          CALL TOLL-FREE (800) 566-9061
                            Bank and Brokerage Firms
                               Call (800) 662-5200